Exhibit 99.1

Rogers Corporation Reports Third Quarter 2018 Results

Rogers Delivers Record Revenue with Strong Sequential Earnings Performance

CHANDLER, Ariz.--(BUSINESS WIRE)--November 1, 2018--Rogers Corporation (NYSE:ROG) today announced financial results for the 2018 third quarter.

The Company reported 2018 third quarter net sales of $226.9 million, which was within the Company's previously announced guidance of $220 to $230 million. Q3 2018 net sales increased $12.2 million (+5.7%) over Q2 2018 net sales and $20.1 million (+9.7%) over Q3 2017 net sales. Currency exchange rates negatively impacted 2018 third quarter net sales by $4.2 million compared to the 2018 second quarter but had favorable impact of $0.8 million on 2018 third quarter revenues compared to the 2017 third quarter.

Gross margin was 34.9% in the third quarter of 2018, compared to 35.7% in the second quarter of 2018 and 39.7% in the third quarter of 2017. Q3 2018 gross margin was lower than our guidance of 37%. GAAP operating margin was 13.1% in the third quarter of 2018, compared to 11.7% in the second quarter of 2018 and 19.0% in the third quarter of 2017. Adjusted operating margin was 17.0% in Q3 2018, compared to 14.8% in Q2 2018 and 19.4% in Q3 2017.

Third quarter 2018 GAAP net income was $19.7 million, compared to $17.3 million in the second quarter of 2018 and $25.5 million in the third quarter of 2017.

GAAP earnings for the 2018 third quarter were $1.06 per diluted share, compared to $0.93 per diluted share in the second quarter of 2018 and $1.37 per diluted share in the third quarter of 2017. Q3 GAAP earnings per diluted share were within the Company's guidance of $0.97 to $1.12. On an adjusted basis, earnings were $1.42 per diluted share for the 2018 third quarter, compared to adjusted diluted earnings per share of $1.19 for the second quarter and $1.41 per diluted share for the 2017 third quarter. Adjusted earnings were above the Company's guidance of $1.25 to $1.40 per diluted share.

Adjusted EBITDA was $47.5 million for the third quarter of 2018, compared to $40.7 million for the second quarter and $50.7 million reported in the third quarter of 2017.

“We were pleased with the strong organic revenue growth in Rogers’ PES and EMS businesses, as well as our overall earnings performance in the quarter,” stated Bruce D. Hoechner, Rogers’ President and Chief Executive Officer. “However, market weakness in 4G LTE and Advanced Driver Assistance Systems applications led to lower than expected demand in our ACS business that unfavorably impacted gross margin. While there is still more work to do, we continue to make progress on our operational excellence initiatives to drive profitability. Our outlook remains positive as we anticipate the transition in wireless telecommunications infrastructure from 4G to 5G, as well as strength in demand for Advanced Mobility applications, including ADAS and EV/HEV.”

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2018 third quarter net sales of $71.9 million, a decrease of $4.5 million (-5.9%) compared to the 2018 second quarter and a decrease of $0.8 million (-1.2%) compared to 2017 third quarter net sales. Third quarter 2018 saw lower than expected revenues from Advanced Driver Assistance Systems (ADAS) applications as supply chain volatility increased due to platform migrations to higher frequencies and European car manufacturers work through new regulatory standards. In addition, the business experienced continued softness in demand for wireless 4G LTE applications in anticipation of the transition to 5G. Third quarter 2018 net sales were negatively impacted by $1.3 million due to fluctuations in currency exchange rates compared to the second quarter of 2018, but were favorably impacted by $0.1 million compared to the third quarter of 2017.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2018 third quarter net sales of $95.8 million, an increase of $16.6 million (+21.0%) compared to the 2018 second quarter and an increase of $13.6 million (+16.5%) compared to 2017 third quarter net sales. Strong organic growth was driven by demand in automotive, portable electronics and general industrial applications. Segment revenue also benefited from the recently acquired Griswold business. Third quarter 2018 net sales were negatively impacted by $1.4 million due to fluctuations in currency exchange rates compared to the 2018 second quarter but were favorably impacted by $0.3 million compared to the 2017 third quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2018 third quarter net sales of $55.2 million, an increase of $1.6 million (+3.0%) compared to the 2018 second quarter and an increase of $8.8 million (+19.0%) compared to 2017 third quarter net sales of $46.4 million. The business continues to benefit from accelerating demand in electric and hybrid electric vehicles. Third quarter 2018 net sales were negatively impacted by $1.5 million due to fluctuations in currency exchange rates compared to the second quarter of 2018 but were favorably impacted by $0.4 million compared to the third quarter of 2017.

Other
Other reported 2018 third quarter net sales of $4.0 million which decreased $1.4 million (-26.2%) compared to both the second quarter 2018 and third quarter of 2017 net sales. The change was primarily driven by the timing of revenue recognition under the new standard.

Balance sheet and other highlights

Cash position
Rogers ended the third quarter of 2018 with cash and cash equivalents of $149.6 million, a decrease of $31.6 million from $181.2 million at December 31, 2017. This decrease was primarily due to $78.6 million paid for the Griswold acquisition, net of cash, $36.6 million in capital expenditures, $43.4 million paid for the Isola asset acquisition, and $25.0 million in pension contributions in anticipation of the proposed termination of the Rogers Corporation Defined Benefit Pension Plan, along with $6.5 million in tax payments related to net share settlement of equity awards and $3.0 million in repurchases of capital stock. This activity was partially offset by $102.5 million in borrowings under our revolving credit facility, of which $82.5 million and $20.0 million were used to fund the Griswold acquisition and the voluntary pension plan contribution, respectively, and by cash generated by operations.

Effective tax rate
Rogers' effective income tax rate was 31.0% for the third quarter of 2018, compared to 32.6% in the second quarter of 2018 and 37.6% for the third quarter of 2017. The decrease was primarily due to a lower U.S. effective tax rate, as a result of U.S. tax reform and geographic profit mix, partially offset by an increase in current year accruals for uncertain tax positions.

Financial outlook
Rogers guides its 2018 fourth quarter net sales to a range of $215 to $225 million and gross margin in the range of 35% to 36%. Rogers guides its 2018 fourth quarter earnings to a range of $0.84 to $0.99 per diluted share. Adjusted earnings are guided to a range of $1.20 to $1.35 per diluted share.

Rogers guides 2018 full year capital spending to be in the range of $45 to $55 million. In addition, the business invested an incremental $43.4 million for the Isola asset acquisition.

Rogers guides the 2018 full year effective tax rate to be 26-28%, with a fourth quarter effective tax rate of 30-31%.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; changes in trade policy, tariff regulation or other trade restrictions; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2018 third quarter results today on Thursday November, 01 2018 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929 Toll-free in the United States

1-973-935-8524 Internationally

There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from November 1, 2018 at approximately 8 pm ET through November 7, 2018 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 8097939.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET November 11, 2018.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net sales	$226,863	$206,783	$656,149	$612,035
Cost of sales	147,733	124,595	423,741	368,951
Gross margin	79,130	82,188	232,408	243,084
Selling, general and administrative expenses	39,943	39,010	123,080	113,590
Research and development expenses	7,630	7,411	24,514	21,512
Restructuring and impairment charges	1,052	962	2,015	2,767
Other operating (income) expense, net	863	(4,387)	(3,111)	(5,329)
Operating income	29,642	39,192	85,910	110,544
Equity income in unconsolidated joint ventures	1,642	1,384	4,453	3,359
Other income (expense), net	(680)	1,991	(647)	3,370
Interest expense, net	(2,000)	(1,639)	(4,503)	(4,834)
Income before income tax expense	28,604	40,928	85,213	112,439

Income tax expense	8,870	15,396	22,014	38,979
Net income	$19,734	$25,532	$63,199	$73,460

Basic earnings per share	$1.07	$1.40	$3.44	$4.05

Diluted earnings per share	$1.06	$1.37	$3.39	$3.97

Shares used in computing:
Basic earnings per share	18,403	18,181	18,360	18,126
Diluted earnings per share	18,678	18,588	18,649	18,503

Please note for adoption of ASU 2017-07, Rogers has reclassified third quarter and year to date 2017 pension and OPEB income, in the amounts of $395 and $1,244 thousand, respectively, from Selling, general and administrative expense to Other income (expense), net, in the condensed consolidated statements of operations above.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$149,556	$181,159
Accounts receivable, less allowance for doubtful accounts of $1,143 and $1,525	155,706	140,562
Contract assets	20,260	—
Inventories	125,885	112,557
Prepaid income taxes	2,820	3,087
Current portion of asbestos-related insurance receivables	5,682	5,682
Assets held for sale	—	896
Other current assets	12,416	10,580
Total current assets	472,325	454,523
Property, plant and equipment, net of accumulated depreciation of $308,126 and $289,909	241,504	179,611
Investments in unconsolidated joint ventures	17,812	18,324
Deferred income taxes	4,478	6,008
Goodwill	266,304	237,107
Other intangible assets, net of amortization	181,618	160,278
Asbestos-related insurance receivables	63,511	63,511
Other long-term assets	21,873	5,772
Total assets	$1,269,425	$1,125,134
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$39,999	$36,116
Accrued employee benefits and compensation	27,598	39,394
Accrued income taxes payable	9,189	6,408
Current portion of capital lease obligations	436	579
Current portion of asbestos-related liabilities	5,682	5,682
Other accrued liabilities	24,686	25,629
Total current liabilities	107,590	113,808
Borrowings under credit facility	233,482	130,982
Non-current portion of capital lease obligations	4,786	5,873
Pension liability	268	8,720
Retiree health care and life insurance benefits	1,685	1,685
Asbestos-related liabilities	69,560	70,500
Non-current income tax	10,707	12,823
Deferred income taxes	10,936	10,706
Other long-term liabilities	4,028	3,464
Shareholders’ equity
Capital Stock - $1 par value; 50,000 authorized shares; 18,390 and 18,255 shares issued and outstanding	18,390	18,255
Additional paid-in capital	129,659	128,933
Retained earnings	751,951	684,540
Accumulated other comprehensive loss	(73,617)	(65,155)
Total shareholders' equity	826,383	766,573
Total liabilities and shareholders' equity	$1,269,425	$1,125,134

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, acquisition and related integration costs, transition services related to asset acquisition, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

**2017 financial measures below have been adjusted for the adoption of ASU 2017-07, and has reclassified pension and OPEB income from selling, general and administrative expense to other income (expense), net.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the third quarter*:

	2018	2017
Earnings per diluted share	Q3	Q3
GAAP earnings per diluted share	$1.06	$1.37

Restructuring, severance, impairment and other related costs	0.11	0.03
Acquisition and related integration costs	0.04	0.02
Loss (gain) on sale of long-lived assets	—	(0.15)
Purchase accounting inventory adjustment	0.02	—
Transition services, net	0.03	—
Total discrete items	$0.19	($0.10)
Earnings per diluted share adjusted for discrete items	$1.24	$1.27

Acquisition intangible amortization	0.18	0.14

Adjusted earnings per diluted share	$1.42	$1.41

Reconciliation of GAAP net income to adjusted EBITDA for the third quarter*:

	2018	2017
(amounts in millions)	Q3	Q3
Net income	$19.7	$25.5

Interest expense, net	2.0	1.6
Income tax expense	8.9	15.4
Depreciation	8.8	7.3
Amortization	4.4	3.9
Restructuring, severance, impairment and other related costs	2.7	0.9
Acquisition and related integration costs	0.9	0.5
Loss (gain) on sale of long-lived assets	—	(4.4)
Purchase accounting inventory adjustment	0.3	—
Transition services lease income	(0.2)	—
Adjusted EBITDA	$47.5	$50.7

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the third quarter*:

	2018	2017
Operating margin	Q3	Q3
**GAAP operating margin	13.1%	19.0%

Restructuring, severance, impairment and other related costs	1.2%	0.5%
Acquisition and related integration costs	0.4%	0.2%
Loss (gain) on sale of long-lived assets	—%	(2.1)%
Purchase accounting inventory adjustment	0.1%	—%
Transition services, net	0.3%	—%
Total discrete Items	2.0%	(1.4)%
Operating margin adjusted for discrete items	15.1%	17.6%

Acquisition intangible amortization	1.9%	1.8%

Adjusted operating margin	17.0%	19.4%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 third quarter:

Guidance Q3 2018
GAAP earnings per diluted share	$0.97 - $1.12

Discrete items	$0.13

Acquisition intangible amortization	$0.15

Adjusted earnings per diluted share	$1.25 - $1.40

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 fourth quarter:

Guidance Q4 2018
GAAP earnings per diluted share	$0.84 - $0.99

Discrete items	$0.18

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.20 - $1.35

CONTACT:
Investor contact:
Rogers Corporation
Mike Ludwig, 480-917-6073
investor.relations@rogerscorp.com
http://www.rogerscorp.com